Exhibit 99.2

ORGANOVO HOLDINGS, INC.

INCENTIVE AWARD PERFORMANCE-BASED

RESTRICTED STOCK UNIT AGREEMENT

In accordance with the terms of the offer letter, dated April 11, 2017 (the “Offer Letter”), by and between Organovo Holdings, Inc. (the “Company”) and Taylor J. Crouch (“Participant”), the Compensation Committee of the Board of Directors has granted the Participant a Performance-Based Restricted Stock Unit Award (the “PBRSU”) represented by this Incentive Award Performance-Based Restricted Stock Unit Agreement (the “Award Agreement”) as of the Date of Grant below.

The PBRSU was granted outside of the Company’s 2012 Equity Incentive Plan (the “Plan”) as an “inducement grant” within the meaning of NASDAQ Listing Rule 5635(c)(4). While the PBRSU was granted outside the Plan, the Option will be governed in all respects as if issued under the Plan, as currently in effect and as may be amended hereafter from time to time. In addition, unless otherwise defined herein, the defined terms used in this Award Agreement shall have the same meanings as the defined terms under the Plan, except as provided in a the Superseding Agreement (as defined below).

Participant has been granted a PBRSU for shares of the Company’s Common Stock, subject to the terms and conditions of this Award Agreement, as follows:

Date of Grant:	April 24, 2017

Total Number of Units:	208,822 shares of Common Stock (the “Units”).

Term:	April 23, 2021

Settlement Date: Except as otherwise provided by this Award Agreement or the Plan, the date on which a Unit becomes a vested Unit. Notwithstanding the foregoing and as provided for in the Award Agreement, if the vesting of the Units would otherwise occur on a date that is closed for trading under the Company’s Insider Trading Policy, the vesting and settlement of the Units shall be automatically deemed to occur on the next trading day on which the sale of shares of common stock by the Participant in the open market would be permitted under the Company’s Insider Trading Policy.

Vesting Conditions: Except as otherwise specified below, the Units shall vest based upon the Company’s achievement of performance metrics during the Term to be established and certified by the Compensation Committee of the Board of Directors in accordance with the terms of the Offer Letter, subject to Participant’s continuous service as a Service Provider through the date set by the Administrator (as defined below) for the applicable vesting condition.

Termination Before a Change of Control: If the Participant’s employment with the Company is terminated by the Company for reasons other than Cause, death or Disability or by the Participant for Good Reason more than six months before a Change of Control, then this Award shall vest as determined by the Administrator. The terms “Cause”, “Good Reason”, “Disability” and “Change of Control” in this section shall have the meanings given to such terms in the Company’s Severance and Change in Control Plan (the “Severance Plan”).

Termination in Connection with a Change of Control: If the Participant’s employment with the Company is terminated by the Company for reasons other than Cause, death or Disability or by the Participant for Good Reason (a) within six months before a Change of Control or (b) within 12 months after a Change of Control, then this Award shall vest in accordance with the applicable provisions and conditions of the Severance Plan or as otherwise determined by the Administrator. The terms “Cause”, “Good Reason”, “Disability” and “Change of Control” in this section shall have the meanings given to such terms in the Severance Plan.

Superseding Agreement: The terms of the Severance Plan and any employment agreement or severance plan adopted by the Board after the Date of Grant in which Participant agrees to participate in shall be deemed a Superseding Agreement, and the terms set forth in such Superseding Agreement shall supersede and replace the defined terms set forth in this Award Agreement. Notwithstanding the foregoing, a Superseding Agreement cannot impair the rights of any Participant under an outstanding Award Agreement, unless mutually agreed otherwise between the Participant and the Administrator, which agreement must be in writing and signed by the Participant and the Company.

By Participant’s signature and the signature of the Company’s representative below, Participant and the Company agree that this PBRSU governed by the terms and conditions this Award Agreement, including the Terms and Conditions of Incentive Award Performance-Based Restricted Stock Unit Agreement, attached hereto as Exhibit A, the Plan, and by each Superseding Agreement, all of which are made a part of this document. Participant has reviewed this Award Agreement, the Plan and the Severance Plan in their entirety, and has had an opportunity to obtain the advice of counsel prior to executing this Award Agreement and fully understands all provisions of the Award Agreement and the Severance Plan.

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Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator upon any questions relating to the Award Agreement, the Plan or the Severance Plan. Participant further agrees to notify the Company upon any change in the residence address indicated below.

PARTICIPANT	ORGANOVO HOLDINGS, INC.

/s/ Taylor J. Crouch	/s/ Craig Kussman
Taylor J. Crouch	Craig Kussman, Chief Financial Officer

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EXHIBIT A

ORGANOVO HOLDINGS, INC.

TERMS AND CONDITIONS OF

INCENTIVE AWARD PERFORMANCE-BASED

RESTRICTED STOCK UNIT AGREEMENT

1. Grant of PBRSU. The Company hereby grants to the Participant (the “Participant”) named in the Incentive Award Performance-Based Restricted Stock Unit Agreement (the “Award Agreement”) a Performance-Based Restricted Stock Unit Award (the “PBRSU”) for that number of Units set forth in the Award Agreement. Each Unit represents one (1) share of the Company’s common stock.

The PBRSU was granted outside of the Company’s 2012 Equity Incentive Plan (the “Plan”) as an “inducement grant” within the meaning of NASDAQ Listing Rule 5635(c)(4). While the PBRSU was granted outside the Plan, the PBRSU will be governed in all respects as if issued under the Plan, as currently in effect and as may be amended hereafter from time to time. In addition, the PBRSU will be subject to all of the terms and conditions in this Award Agreement, the Company’s Severance and Change in Control Plan (the “Severance Plan”), which is incorporated herein by reference, and any other Superseding Agreement. Subject to the Severance Plan and any other Superseding Agreement, unless otherwise defined herein, the defined terms used in this Award Agreement shall have the same meanings as the defined terms under the Plan.

2. Vesting and Settlement. The Units subject to this Award Agreement will vest and settle in accordance with the vesting and settlement provisions set forth in this Award Agreement, except as modified by the Severance Plan, the Administrator, or a Superseding Agreement.

3. Administration. All questions of interpretation concerning this Award Agreement, the Plan, the Severance Plan and any Superseding Agreement shall be determined by the Compensation Committee of the Board of Directors (the “Administrator”). All such determinations by the Administrator shall be final, binding and conclusive upon all persons having an interest in the PBRSU, unless fraudulent or made in bad faith. Any and all actions, decisions and determinations taken or made by the Administrator in the exercise of its discretion pursuant to the Award Agreement, the Plan the Severance Plan or a Superseding Agreement shall be final, binding and conclusive upon all persons having an interest in the PBRSU. No member of the Administrator will be personally liable for any action, determination or interpretation made in good faith with respect to this Award Agreement, the Plan, the Severance Plan or a Superseding Agreement.

4. Tax Obligations.

(a) Withholding Taxes. Notwithstanding any contrary provision of this Award Agreement, no certificate representing the Units will be issued to Participant, unless and until satisfactory arrangements (as determined by the Administrator) will have been made by Participant with respect to the payment of income, employment and other taxes which the Company determines must be withheld with respect to the vesting and/or settlement of the Units. To the extent determined appropriate by the Company in its discretion, it will have the right (but not the obligation) to satisfy any tax withholding obligations by reducing the number of Units otherwise deliverable to Participant. If Participant fails to make satisfactory arrangements for the payment of any required tax withholding obligations hereunder at the time of the vesting and/or settlement of any Units, Participant acknowledges and agrees that the Company may refuse to deliver Units if such withholding amounts are not delivered at the applicable time of vesting or settlement.

(b) Code Section 409A. It is the intent that the vesting or the settlement of the Units as set forth in the Award Agreement shall qualify for exemption from the requirements of Code Section 409A, and any ambiguities herein shall be interpreted to so comply. The Company reserves the right, to the extent the Company deems necessary or advisable in its sole discretion, to unilaterally amend or modify the Award Agreement as may be necessary to ensure that all vesting or settlement provided for under the Award Agreement are made in a manner that qualifies for exemption from Code Section 409A; provided, however, that the Company makes no representation that the vesting or settlement of the Units provided for under the Award Agreement shall be exempt from Code Section 409A and makes no undertaking to preclude Code Section 409A from applying to the vesting or settlement of the Units provided for under the Award Agreement.

(c) Participant hereby acknowledges that Participant has consulted with any tax consultants Participant deems necessary or advisable in connection with the receipt of the PBRSU, the vesting and/or settlement of the Units, the disposition of the Units, and that Participant is not relying on the Company for any tax advice. Participant understands that Participant is responsible for reporting and paying any individual federal and state taxes resulting from Participant’s receipt of the PBRSU, the vesting and settlement of the Units, the disposition of the Units, including any alternative minimum tax (AMT).

7. Adjustments for Changes in Capital Structure. In accordance with Section 15 of the Plan and subject to any required action by the stockholders of the Company and the requirements of Section 409A to the extent applicable, in the event of any change in the Company’s Common Stock effected without receipt of consideration by the Company, whether through merger, consolidation, reorganization, reincorporation, recapitalization, reclassification, stock dividend, stock split, reverse stock split, split-up, split-off, spin-off, combination of shares, exchange of shares, or similar change in the capital structure of the Company, or in the event of payment of a dividend or distribution to the stockholders of the Company in a form other than shares of the Company’s Common Stock (other than regular, periodic cash dividends paid on the Common Stock pursuant to the Company’s dividend policy) that has a material effect on the Fair Market Value of shares of Common Stock, appropriate and proportionate adjustments shall be made in the number of Units subject to the PBRSU and/or the number and kind of shares of Common Stock or other property to be issued upon vesting and settlement of the PBRSU, in order to prevent dilution or enlargement of the Participant’s rights under the PBRSU. For purposes of the foregoing, conversion of any convertible securities of the Company shall not be treated as “effected without receipt of consideration by the Company.” Any and all new, substituted or additional securities or other property (other than regular, periodic cash dividends paid on Common Stock pursuant to the Company’s dividend policy) to which the Participant is entitled by reason of ownership of Units acquired pursuant to the PBRSU will be immediately subject to the provisions of this Award Agreement on the same basis as all Units originally purchasable hereunder. Any fractional share of Common Stock resulting from an adjustment pursuant to this Section shall be rounded down to the nearest whole number. Such adjustments shall be determined by the Administrator, and its determination shall be final, binding and conclusive.

8. Effect of Change in Control. In accordance with Section 15 of the Plan and subject in all cases to any accelerated vesting provisions provided in this Award Agreement, the Plan, the Severance Plan and any Superseding Agreement, in the event of a Change in Control (as defined in the Plan), except to the extent that the Administrator determines to cash out the PBRSU, the surviving, continuing, successor, or purchasing entity or parent thereof, as the case may be (the “Acquiror”), may, without the consent of the Participant, assume or continue in full force and effect the Company’s rights and obligations under the PBRSU or substitute for all or any portion of the Units substantially equivalent rights with respect to the Acquiror’s stock. For purposes of this Section, the PBRSU shall be deemed assumed if, following the Change in Control, the PBRSU confers the right to receive, subject to the terms and conditions this Award Agreement, the consideration (whether stock, cash, other securities or property or a combination thereof) to which a holder of a share of Common Stock on the effective date of the Change in Control was entitled (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding shares of Common Stock); provided, however, that if such consideration is not solely common stock of the Acquiror, the Administrator may, with the consent of the Acquiror, provide for the consideration to be received upon exercise of the PBRSU to consist solely of common stock of the Acquiror equal in Fair Market Value to the per share consideration received by holders of Common Stock pursuant to the Change in Control. In accordance with Section 15 of the Plan, the PBRSU shall vest in full and will settle on the date of the Change in Control to the extent that the PBRSU is not assumed, continued or substituted by the Acquiror in connection with the Change in Control.

9. Rights as a Stockholder. Neither Participant nor any person claiming under or through Participant will have any of the rights or privileges of a stockholder of the Company in respect of any Units deliverable hereunder unless and until certificates representing such Units will have been issued, recorded on the records of the Company or its transfer agents or registrars, and delivered to Participant. After such issuance, recordation and delivery, Participant will have all the rights of a stockholder of the Company with respect to voting such Units and receipt of dividends and distributions on such Units.

10. No Guarantee of Continued Service. PARTICIPANT ACKNOWLEDGES AND AGREES THAT THE VESTING OF UNITS PURSUANT TO THE VESTING SCHEDULE HEREOF IS SUBJECT TO ACHIEVEMENT OF THE PERFORMANCE MILESTONES, AND PARTICIPANT’S CONTINUED STATUS AS A SERVICE PROVIDER AT THE WILL OF THE COMPANY (OR THE PARENT OR SUBSIDIARY EMPLOYING OR RETAINING PARTICIPANT) AND NOT THROUGH THE ACT OF BEING HIRED, BEING GRANTED THE PBRSU OR ACQUIRING UNITS HEREUNDER. PARTICIPANT FURTHER ACKNOWLEDGES AND AGREES THAT THIS AWARD AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREUNDER AND THE VESTING SCHEDULE SET FORTH HEREIN DO NOT CONSTITUTE AN EXPRESS OR IMPLIED PROMISE OF CONTINUED ENGAGEMENT AS A SERVICE PROVIDER FOR THE VESTING PERIOD, FOR ANY PERIOD, OR AT ALL, AND WILL NOT INTERFERE IN ANY WAY WITH

PARTICIPANT’S RIGHT OR THE RIGHT OF THE COMPANY (OR THE PARENT OR SUBSIDIARY EMPLOYING OR RETAINING PARTICIPANT) TO TERMINATE PARTICIPANT’S RELATIONSHIP AS A SERVICE PROVIDER AT ANY TIME, WITH OR WITHOUT CAUSE.

11. Address for Notices. Any notice to be given to the Company under the terms of this Award Agreement will be addressed to the Company, in care of its Chief Financial Officer at Organovo Holdings, Inc., 6275 Nancy Ridge Dr., San Diego, CA 92121, or at such other address as the Company may hereafter designate in writing.

12. Non-Transferability of PBRSU. This PBRSU may not be transferred in any manner otherwise than by will or by the laws of descent or distribution and may be held during the lifetime of Participant only by Participant.

13. Binding Agreement. Subject to the limitation on the transferability of this grant contained herein, this Award Agreement will be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.

14. Additional Conditions to Issuance of Stock. If at any time the Company will determine, in its discretion, that the listing, registration or qualification of the Units upon any securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory authority is necessary or desirable as a condition to the issuance of the Units to Participant (or his or her estate), such issuance will not occur unless and until such listing, registration, qualification, consent or approval will have been effected or obtained free of any conditions not acceptable to the Company. The Company will make all reasonable efforts to meet the requirements of any such state or federal law or securities exchange and to obtain any such consent or approval of any such governmental authority.

15. Electronic Delivery. The Company may, in its sole discretion, decide to deliver any documents related to the PBRSU or the Award Agreement by electronic means or request Participant’s consent to receive any such materials by electronic means.

16. Captions. Captions provided herein are for convenience only and are not to serve as a basis for interpretation or construction of this Award Agreement.

17. Agreement Severable. In the event that any provision in this Award Agreement will be held invalid or unenforceable, such provision will be severable from, and such invalidity or unenforceability will not be construed to have any effect on, the remaining provisions of this Award Agreement.

18. Modifications to the Agreement. This Award Agreement, together with the Plan, the Severance Plan and any Subsequent Agreement, constitutes the entire understanding of the parties on the subjects covered. Participant expressly warrants that he or she is not accepting this Award Agreement in reliance on any promises, representations, or inducements other than those contained herein. Modifications to this Award Agreement can be made only in an express written contract executed by a duly authorized officer of the Company. Notwithstanding anything to the contrary in this Award Agreement, the Company reserves the right to revise this Award Agreement as it deems necessary or advisable, in its sole discretion and without the consent of

Participant, to comply with Code Section 409A or to otherwise avoid imposition of any additional tax or income recognition under Code Section 409A in connection to this PBRSU.

19. Governing Law. This Award Agreement will be governed by the laws of the State of Delaware, without giving effect to the conflict of law principles thereof. For purposes of litigating any dispute that arises under this PBRSU or this Award Agreement, the parties hereby submit to and consent to the jurisdiction of the State of Delaware, and agree that such litigation will be conducted in the state courts of the State of Delaware, or the federal courts for the United States for the District of Delaware, and no other courts, where this PBRSU is made and/or to be performed.

20. Clawback Policy. Notwithstanding anything to the contrary in the Award Agreement, all Units issued or issuable under this PBRSU shall be subject to any clawback policy adopted by the Company from time to time (including, but not limited to, any policy adopted in accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act or other Applicable Laws), regardless of whether the policy is adopted after the Date of Grant or after the vesting and settlement of the Units.

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